Exhibit 99.1

Joint Press Release

LAKELAND BANCORP RECEIVES NJ DEPARTMENT OF BANKING

APPROVAL OF PROPOSED MERGER WITH SOMERSET HILLS BANCORP;

PROVIDES INFORMATION CONCERNING ELECTION FORM DEADLINE

OAK RIDGE, N.J. and BERNARDSVILLE, N.J., May 6, 2013 (GLOBE NEWSWIRE) — Lakeland Bancorp, Inc. (Nasdaq: LBAI) (“Lakeland Bancorp”), the parent company of Lakeland Bank, announced that it has received approval from the New Jersey Department of Banking and Insurance of the proposed merger with Somerset Hills Bancorp (Nasdaq: SOMH) (“Somerset Hills Bancorp”), the parent company of Somerset Hills Bank, and of the merger of the bank subsidiaries. The parties expect the additional required regulatory approvals to be forthcoming within the next few weeks. Lakeland Bancorp and Somerset Hills Bancorp intend to issue a press release once all regulatory approvals have been received.

Lakeland Bancorp and Somerset Hills Bancorp will issue a press release announcing the deadline for submitting Election Forms (the “Election Form Deadline”) pertaining to the form of consideration that Somerset Hills Bancorp shareholders wish to receive in the merger and of the anticipated closing date of the merger, when those dates are determined. Notification of the Election Form Deadline will be provided at least five (5) business days before the Election Form Deadline. The Election Form Deadline will be at least three (3) business days before the anticipated closing of the transaction.

Both companies will hold their respective shareholders’ meetings on May 8, 2013, as previously disclosed in the Joint Proxy Statement and Prospectus dated April 1, 2013.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the merger, Lakeland Bancorp has filed a registration statement with the Securities and Exchange Commission, which has been declared effective. The joint proxy statement and prospectus contained in the registration statement has been mailed to shareholders of Somerset Hills Bancorp and Lakeland Bancorp. Investors are advised to read the joint proxy statement and prospectus because it contains important information. Copies of the joint proxy statement and prospectus and other documents filed by Lakeland Bancorp and Somerset Hills Bancorp with the SEC are available free of charge at the SEC’s web site at www.sec.gov. Documents filed by Lakeland Bancorp may also be accessed and downloaded for free at Lakeland Bancorp’s website at www.lakelandbank.com or by directing a request to Investor Relations, Lakeland Bancorp, Inc., 250 Oak Ridge Road, Oak Ridge, NJ 07438 (973-697-2000). Documents filed by Somerset Hills Bancorp may also be accessed and downloaded for free at Somerset Hills Bancorp’s website at www.somersethillsbank.com or by directing a request to Investor Relations, Somerset Hills Bancorp, 155 Morristown Road, Bernardsville, New Jersey 07924 (908-221-0100).

Forward Looking Statements

This communication contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Neither Lakeland Bancorp nor Somerset Hills Bancorp assumes any obligation for updating any such forward-looking statements at any time.

Thomas J. Shara

President & CEO

Joseph F. Hurley

EVP & CFO

973-697-2000